Exhibit 99.1

Financial Report April – June 2019 Stockholm, Sweden, July 19, 2019 (NYSE: ALV and SSE: ALIV.Sdb)

Q2 2019: Navigating through challenging conditions

Financial highlights Q2 2019 $2,155m consolidated sales 1.5% organic sales growth* 7.9% operating margin 8.5% adj. operating margin* $1.25 EPS - a decline of 43% $1.38 adj. EPS* - a decline of 38%	Full Year 2019 indications 1% to 3% organic sales growth (1)% to 1% consolidated sales growth 9.0% to 9.5% adj. operating margin

Key business developments in the second quarter of 2019

•	Organic growth outperformed global light vehicle production by 9.1pp mainly due to Americas and China.
•	Profitability continued to be impacted by severe global LVP decline and high raw material costs.
•

Accelerated cost improvement actions. Total workforce declined by 1,208 in the quarter, mainly direct labor. Initiated actions to reduce indirect headcount by about 5%. Additional restructuring measures are being evaluated.

*For non-U.S. GAAP measures see enclosed reconciliation tables. All figures herein refer to continued operations, excluding former Electronics segment, unless stated otherwise. All change figures in this document compare to the same period of previous year, except when stated otherwise.

Key Figures

(Dollars in millions, except per share data)	Q2 2019	Q2 2018	Change	H1 2019	H1 2018	Change
Net sales	$2,155	$2,212	(2.6)%	$4,329	$4,452	(2.8)%
Operating income	$170	$229	(26)%	$343	$473	(28)%
Adjusted operating income1)	$183	$230	(20)%	$350	$475	(26)%
Adjusted operating margin1)	8.5%	10.4%	(1.9)pp	8.1%	10.7%	(2.6)pp
Earnings per share, diluted2, 3)	$1.25	$2.20	(43)%	$2.52	$4.02	(37)%
Adjusted earnings per share, diluted1, 2, 3)	$1.38	$2.22	(38)%	$2.57	$4.04	(36)%
Operating cash flow4)	$(21)	$201	(110)%	$133	$282	(53)%
Return on capital employed5)	18.3%	21.2%	(2.9)pp	18.9%	21.5%	(2.6)pp

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) For Q2 2018 and H1 2018 management estimate for Continuing Operations derived from cash flow including Discontinued Operations. 5) Operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

We experienced another challenging quarter dominated by severe weakness in global light vehicle markets and high raw material costs with reduced profitability as a consequence. The uncertainty remains high in a falling market and we currently do not see any

Our sales continued to develop significantly better than LVP, with organic growth* outperforming LVP in all regions except Japan, where we expect outperformance to begin later in the year. In North America and China, our organic growth was 14pp higher than LVP growth, while it was 9pp above global LVP growth.

Order intake continued on a good level, securing a strong order book and a prolonged outperformance vs. LVP.

signs of a turnaround in light vehicle demand. Therefore we now indicate a lower full year 2019 sales and profitability.

As market weakness has continued in the second quarter, we have stepped up the cost improvement actions, including

In addition to our near term focused cost reduction actions, we have accelerated our efforts on building the foundation for improving the entire value chain. This includes increased flexible automation, digitalization and R,D&E efficiency.

targeting a reduction of our indirect workforce by approximately 5% and implementing a sharpened purchasing process. We already see effects from our current cost reduction actions, with total headcount declining by around 1,200 in the second quarter and launch related costs continuing to decline vs. the first quarter.

I am generally pleased with how we managed the sharp decline in global LVP by the cost reduction actions we implemented and are planning. Furthermore, I see both room and need for additional improvements in certain areas.

We are well positioned to navigate through significant challenges from LVP volatility and geopolitical uncertainty by forcefully implementing necessary near-term cost reductions and investing for longer term margin improvement, while as always having quality as our first priority.

Outlook 2019

Our sales growth and adjusted operating margin outlook ranges for 2019 reflects the continuing high level of uncertainty in the automotive markets and is based today on global light vehicle production declining by 4% to 6% in full year 2019 compared to full year 2018.

	Full Year Indication		Full Year Indication
Organic sales growth	1% to 3%	Tax rate2)	Around 28%
Consolidated sales growth	(1)% to 1%	Operating cash flow excl. EC antitrust payment2)	$700-800 million
Adjusted operating margin1)	9.0% to 9.5%	Capital expenditure, net % of sales	Lower than in 2018
R,D&E, net % of sales	Lower than in 2018	Leverage ratio at year end	Within 0.5x-1.5x range

1) Excluding costs for capacity alignments and antitrust related matters. 2) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET today, July 19, 2019. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Key Performance Trends

Sales Development by region

Adj. operating income and margin*

Return on Capital Employed

Capex and D&A

Operating Cash Flow*

Cash Conversion*

Key definitions -----------------------------------------------------------------------------------------------------------------

Capex: Capital Expenditures, net.

D&A: Depreciation and Amortization.

Adj. operating income: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments.

Operating cash flow: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations. Adjusted for EC antitrust payment in 2019.

Cash conversion: Free cash flow in relation to net income adjusted for EC antitrust accrual in 2018 and payment in 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Consolidated sales development

Second quarter 2019

Consolidated Sales		Second quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2019	2018
Airbag Products and Other2)		$1,435.7	$1,437.9	(0.2)%	(3.7)%	3.5%
Seatbelt Products2)		$719.0	$773.6	(7.1)%	(4.9)%	(2.2)%
Total		$2,154.7	$2,211.5	(2.6)%	(4.1)%	1.5%

Asia		$757.7	$792.2	(4.4)%	(4.7)%	0.3%
Whereof:	China	$349.5	$385.1	(9.2)%	(6.6)%	(2.6)%
	Japan	$191.1	$195.5	(2.3)%	(0.9)%	(1.4)%
	RoA	$217.1	$211.6	2.6%	(4.7)%	7.3%
Americas		$758.1	$682.3	11.1%	(0.4)%	11.5%
Europe		$638.9	$737.0	(13.3)%	(6.8)%	(6.5)%
Total		$2,154.7	$2,211.5	(2.6)%	(4.1)%	1.5%

1) Effects from currency translations. 2) Including Corporate and other sales.

First six months 2019

Consolidated sales		First 6 months		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2019	2018
Airbag Products and Other2)		$2,883.4	$2,877.5	0.2%	(4.0)%	4.2%
Seatbelt Products2)		$1,445.3	$1,574.9	(8.2)%	(5.2)%	(3.0)%
Total		$4,328.7	$4,452.4	(2.8)%	(4.4)%	1.6%

Asia		$1,508.5	$1,584.4	(4.8)%	(4.5)%	(0.3)%
Whereof:	China	$680.0	$751.5	(9.5)%	(6.2)%	(3.3)%
	Japan	$399.2	$410.2	(2.7)%	(1.4)%	(1.3)%
	RoA	$429.3	$422.7	1.6%	(4.6)%	6.2%
Americas		$1,501.1	$1,349.5	11.2%	(0.9)%	12.1%
Europe		$1,319.1	$1,518.5	(13.1)%	(7.4)%	(5.7)%
Total		$4,328.7	$4,452.4	(2.8)%	(4.4)%	1.6%

1) Effects from currency translations. 2) Including Corporate and other sales.

Second quarter 2019 development

Sales by product- Airbags	Sales by product - Seatbelts

Airbag sales organic growth* was mainly driven by strong performance for all types of airbags in North America, steering wheels in North America and frontal airbags, side airbags and inflatable curtains in Rest of Asia. The fastest growing product category was pedestrian safety, from a low base, followed by steering wheels, passenger airbags and knee airbags.

Seatbelt sales organic decline* was mainly driven by weaker sales in Europe, but also to a smaller degree in China, partly mitigated by better performance in North America, Japan and Rest of Asia. The trend of higher sales of more advanced and higher value-added seatbelt systems continued, especially in China and Japan, partly offset by weaker sales in North America.

Sales by region

Growing globally by 1.5% organically*, we grew faster than light vehicle production (according to IHS) by more than 9pp. The largest contributor to overall growth was North America, supported by South America, South Korea and Thailand, partly offset by declines in Europe, China and Japan.

We grew sales organically by around 14pp more than LVP in North America and China, while our 6.5% organic sales decline in Europe was 0.2pp better than LVP. In South America we grew organically around 22pp more than LVP, in Japan we underperformed LVP by about 7pp while we outgrew LVP by around 11pp in Rest of Asia.

Organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	11.5%	(6.5)%	(2.6)%	(1.4)%	7.3%	1.5%
Main growth drivers	Honda, Nissan, GM, Tesla, FCA	Volvo	Honda, VW, Toyota	Honda, Subaru	South Korea and Thailand	Americas, Rest of Asia
Main decline drivers	Daimler	Daimler, Renault, BMW, Ford, JLR	Geely, Baojun Great Wall	Mitsubishi, Nissan	Mitsubishi, Tata	Europe, Domestic OEMs in China

Light vehicle production development

Change vs same period last year

	Americas	Europe	China	Japan	Rest of Asia	Global
Second quarter 2019
IHS LVP (July 2019)	(2.4)%	(6.7)%	(16.5)%	5.7%	(3.5)%	(7.6)%
IHS LVP (April 2019)	(0.5)%	(7.0)%	(2.9)%	(0.3)%	(0.4)%	(3.4)%
First six months 2019
IHS LVP (July 2019)	(2.9)%	(5.6)%	(14.2)%	3.0%	(2.3)%	(6.9)%

Key launches in the second quarter 2019

The models on this page are some of the key models which have been launched in the second quarter 2019.

Nissan Versa	Audi Q3 Sportback	Lincoln Corsair

Jeep Gladiator	Ford Escape	Chevrolet Silverado HD

Mazda CX-30	Cadillac XT6	Nissan Sylphy

Driver and/or Passenger airbags	Seatbelts	Side airbags	Knee airbag

Head/Inflatable Curtain airbags	Pyrotechnical Safety Switch		Pedestrian Airbag

Steering Wheel

Financial development

Selected income statement items

Condensed income statement	Second quarter			First 6 months
(Dollars in millions, except per share data)	2019	2018	Change	2019	2018	Change
Net sales	$2,154.7	$2,211.5	(2.6)%	$4,328.7	$4,452.4	(2.8)%
Cost of sales	$(1,755.0)	$(1,771.8)	(0.9)%	$(3,550.2)	$(3,552.4)	(0.1)%
Gross profit	$399.7	$439.7	(9.1)%	$778.5	$900.0	(13.5)%
S,G&A	$(101.1)	$(99.8)	1.3%	$(202.5)	$(200.9)	0.8%
R,D&E, net	$(117.0)	$(117.5)	(0.4)%	$(224.4)	$(226.0)	(0.7)%
Amortization of intangibles	$(2.9)	$(2.9)	0.0%	$(5.7)	$(5.7)	0.0%
Other (expense) income, net	$(9.2)	$9.6	195.8%	$(3.2)	$5.1	162.7%
Operating income	$169.5	$229.1	(26.0)%	$342.7	$472.5	(27.5)%
Adjusted operating income1)	$183.2	$230.2	(20.4)%	$349.6	$474.8	(26.4)%
Financial and non-operating items, net	$(18.7)	$(19.0)	(1.6)%	$(38.3)	$(33.5)	14.3%
Income before taxes	$150.8	$210.1	(28.2)%	$304.4	$439.0	(30.7)%
Tax rate	27.4%	8.1%	19.3pp	27.4%	19.8%	7.6pp
Net income	$109.4	$193.2	(43.4)%	$220.9	$352.3	(37.3)%
Earnings per share2, 3)	$1.25	$2.20	(43.2)%	$2.52	$4.02	(37.3)%
Adjusted earnings per share1, 2, 3)	$1.38	$2.22	(37.8)%	$2.57	$4.04	(36.4)%

Gross margin	18.6%	19.9%	(1.3)pp	18.0%	20.2%	(2.2)pp
S,G&A % of sales	(4.7)%	(4.5)%	0.2pp	(4.7)%	(4.5)%	0.2pp
R,D&E, net % of sales	(5.4)%	(5.3)%	0.1pp	(5.2)%	(5.1)%	0.1pp
Operating margin	7.9%	10.4%	(2.5)pp	7.9%	10.6%	(2.7)pp
Adjusted operating margin1)	8.5%	10.4%	(1.9)pp	8.1%	10.7%	(2.6)pp

1) Non-U.S. GAAP measure, excluding costs for capacity alignment, antitrust related matters and separation of our business segments. See reconciliation table. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

Second quarter 2019 development

Gross profit declined by $40 million and the gross margin declined by 1.3pp compared to the same quarter 2018. The gross margin was adversely impacted by the sharp decline in global light vehicle production resulting in a lower utilization of our production assets and raw material headwinds. This was offset to some degree by organic growth* from launches of new products, which have a lower margin contribution in the early phase of the ramp-up.

S,G&A was close to unchanged in USD terms, but increased slightly as percent of sales due to the sales decline.

R,D&E, net was close to unchanged in USD terms, but increased slightly as percent of sales due to the sales decline.

Other (expense) income, net of negative $9 million in the second quarter of 2019 was $19 million lower than in the prior year, mainly due to accruals in second quarter 2019 relating to future reductions of our indirect workforce and lower government income in China.

Operating income decreased by $60 million, as a consequence of the decline in gross profit and other (expense) income, net.

Adjusted operating income* decreased by $47 million, mainly due to the lower gross profit.

Financial and non-operating items, net was close to unchanged at $19 million compared to the prior year.

Income before taxes decreased by $59 million, mainly as a consequence of the lower operating income.

Effective tax rate of 27.4% was 19.3 pp higher than last year primarily because the second quarter 2018 was positively affected by the reversal of certain valuation allowances.

Earnings per share, diluted decreased by 95 cents primarily due to 44 cents from unusual tax items, 39 cents from lower operating income and 11 cents from costs related to capacity alignment and antitrust related matters.

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	Second quarter
(Dollars in millions)	2019	2018	Change
Operating working capital	$644.8	$775.5	(16.9)%
Operating working capital % of sales1)	7.5%	9.1%	(1.6)pp
Cash & cash equivalent	$406.4	$507.5	(19.9)%
Gross Debt2)	$2,217.0	$2,283.6	(2.9)%
Net Debt3)	$1,810.9	$1,784.7	1.5%
Total equity	$2,037.7	$2,007.6	1.5%
Leverage ratio	1.8	1.6	12.5%

1) Latest 12 months of net sales. 2) Short- and long-term interest-bearing debt. 3) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non U.S. GAAP measure, see reconciliation table.

Selected Cash Flow items	Second quarter			First 6 months
(Dollars in millions)	2019	20181)	Change	2019	20181)	Change
Net income	$109.4	$193.2	(43.4)%	$220.9	$352.3	(37.3)%
Changes in operating assets and liabilities2)	$(17.1)	$(79.0)	(78.4)%	$(54.2)	$(263.5)	(79.4)%
Depreciation and amortization	$85.9	$86.5	(0.7)%	$176.0	$168.0	4.8%
Other, net3)	$(198.8)	$0.3	n/a	$(209.6)	$25.2	(931.7)%
Operating cash flow	$(20.6)	$201.0	(110.2)%	$133.1	$282.0	(52.8)%
Capital expenditure, net	$(127.8)	$(125.2)	2.1%	$(235.8)	$(235.3)	0.2%
Free cash flow4)	$(148.4)	$75.8	(295.8)%	$(102.7)	$46.7	(319.9)%
Cash conversion5)	(135.6)%	39.2%	(174.8)pp	(46.5)%	13.3%	(59.8)pp
Dividends paid	$(54.2)	$(54.2)	0.0%	$(108.5)	$(106.6)	1.8%

1) Management estimate for Continuing Operations derived from cash flow including Discontinued Operations. 2) 2018 including separation cost. 3) 2019 including EC antitrust non-cash provision and payment. 4) Operating cash flow less Capital expenditure, net. Non U.S. GAAP measure, see enclosed reconciliation table. 5) Free cash flow relative to Net income. Non U.S. GAAP measure, see reconciliation table.

Second quarter 2019 development

Operating working capital* was 7.5% of sales compared to 9.1% of sales a year earlier, where the improvement mainly was a consequence of reduced account receivables. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Operating cash flow was negative $21 million compared to $201 million a year earlier, where the difference primarily was due to the payment of the EC antitrust fine of $203 million. Excluding this payment, operating cash flow was about $180 million.

Capital expenditure, net, of $128 million was relatively unchanged, reflecting continued high investment requirements in support of the high level of new product launches.

Free cash flow, net* amounted to negative $148 million compared to positive $76 million a year earlier, where the decrease of $224 million is mainly due to the payment of the EC antitrust fine of $203 million.

Cash conversion* defined as free cash flow in relation to net income, amounted to negative 136% in the second quarter 2019 compared to 39% in the second quarter 2018. Excluding the impact of the payment of the EC antitrust fine, cash conversion improved to 50%.

Net debt* amounted to $1,811 million as of June 30, 2019, which was close to unchanged compared to a year earlier.

Leverage ratio*. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA. The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of June 30, 2019, the Company had a leverage ratio of 1.8x, compared to 1.6x at March 31, 2019. The increase is primarily related to the payment of the EC antitrust fine.

Total equity increased in the quarter by $64 million compared to March 31, 2019 mainly due to $109 million from net income, partly offset by $54 million from dividends.

Headcount

	June 30, 2019	March 31, 2019	June 30, 2018
Headcount	65,670	66,878	66,193
Whereof: Direct workers in manufacturing	71%	71%	71%
Best cost countries	80%	80%	80%
Temporary personnel	10%	12%	13%

Compared to March 31, 2019, total headcount (permanent employees and temporary personnel) decreased by 1,208. The decrease was driven by a reduction of temporary direct workers in manufacturing. Compared to a year ago, headcount decreased by 523. The headcount reduction reflects the balance of cost reduction efforts to offset the decline in light vehicle markets and to support the growth in organic sales* driven by new vehicle program launches.

Key Ratios

	Second quarter		First 6 months		Latest 12 months	Full Year 2018
	2019	2018	2019	2018
Income
Earnings per share, basic1)	$1.25	$2.21	$2.53	$4.03	$2.81	$4.32
Earnings per share, diluted1, 2)	$1.25	$2.20	$2.52	$4.02	$2.80	$4.31
Gross margin, %3)	18.6	19.9	18.0	20.2	18.6	19.7
Adjusted operating margin, %4)	8.5	10.4	8.1	10.7	9.2	10.5
R,D&E net in relation to sales, %	(5.4)	(5.3)	(5.2)	(5.1)	(4.8)	(4.8)
Balance Sheet
Operating working capital in relation to sales, %5)	7.5	9.1	7.5	9.1	7.5	7.9
Capital employed, $ in millions6)	3,849	3,792	3,849	3,792	3,849	3,516
Return on total equity, %7)	21.8	24.3	22.4	20.1	12.3	13.0
Return on capital employed, %8)	18.3	21.2	18.9	21.5	15.1	16.8
Cash dividend paid per share	$0.62	$0.62	$1.24	$1.22	$2.48	$2.46
Net debt, $ in millions9)	1,811	1,785	1,811	1,785	1,811	1,619
Leverage ratio[1]0)	1.8	1.6	1.8	1.6	1.8	1.5
Days receivables outstanding[1]1)	72	79	72	78	73	71
Days inventory outstanding[1]2)	35	33	35	32	35	35
Cash flow
Operating Cash flow, $ in millions[1]3)	(20.6)	47.4	133.1	63.0	660.7	590.6
Depreciation and amortization, $ in millions [1]3)	85.9	113.5	176.0	223.3	349.8	397.1
Capital expenditures, net in relation to sales, %[1]3)	(5.9)	(7.4)	(5.4)	(6.8)	(5.7)	(6.4)
Free Cash flow, $ in millions [1][3], 14)	(148.4)	(117.3)	(102.7)	(241.0)	174.1	35.8
Cash conversion, %[1]3, [1]5)	(135.6)	(344.0)	(46.5)	(154.0)	70.2	19.5
Direct shareholder return, $ in millions [1]6)	(54.2)	(54.2)	(108.5)	(106.6)	(216.2)	(214.3)
Other
No. of shares at period-end in millions[1]7)	87.2	87.1	87.2	87.1	87.2	87.1
Average no. of shares in millions2)	87.3	87.4	87.4	87.4	87.4	87.3

1) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Gross profit relative to sales. 4) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. Non-U.S. GAAP measure, see reconciliation table. 5) Latest 12 months of net sales. First six months 2019, latest 12 months & full year 2018 excluding antitrust provision accrual. 6) Total equity and net debt. 7) Net income relative to average total equity. 8) Operating income and income from equity method investments, relative to average capital employed. 9) Non-U.S. GAAP measure. See reconciliation table. 10) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales. 13) Including Discontinued Operations, which had a significant impact through Q2 2018. 14) Operating cash flow less Capital expenditures, net. Non-U.S. GAAP measure, see reconciliation table. 15) Free cash flow relative to Net income. Non-U.S. GAAP measure, see reconciliation table. 16) Dividends paid and Shares repurchased. 17) Excluding dilution and net of treasury shares.

Other Items

•

On May 3, 2019, Autoliv announced it became a Signatory of United Nations Global Compact. Global Compact is the world’s largest corporate sustainability initiative, calling companies to align strategies and operations with universal principles on human rights, labor, environment and anti-corruption, and take action that advance societal goals.

•

On May 7, 2019, Autoliv announced the appointment of Frithjoff Oldorff as President of Autoliv Europe and member of Autoliv’s Executive Team. He is expected to join Autoliv no later than September 2019. Mr Oldorff has extensive experience leading development and change management in global automotive and engineering businesses. He is currently employed by Gentherm, Inc. as President of the Automotive Business Unit. His work at Gentherm follows a multi-year career with various positions at Faurecia, an Operations role with Freudenberg and the role of COO of W.E.T. Automotive Systems.

•

During the second quarter 2019, Autoliv refinanced certain portion of its short-term debt, resulting in an improved debt maturity profile. An 18 month EUR 100 million bond was issued under the newly established EMTN program and a SEK 1,200 million 3 year bilateral loan was raised with Swedish Export Credit Corporation.

Dividends

On May 7, 2019, Autoliv declared a quarterly dividend to shareholders of 62 cents per share for the third quarter 2019, with the following payment schedule:

Ex-date (common stock)	August 20, 2019
Ex-date (SDRs)	August 20, 2019
Record Date	August 21, 2019
Payment Date	September 5, 2019

Next Report

Autoliv intends to publish the quarterly earnings report for the third quarter of 2019 on Friday, October 25, 2019.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 58 72 06 14

Inquiries: Media

Stina Thorman

Vice President Communications

Tel +46 (0)8 58 72 06 50

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on July 19, 2019.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Second quarter		First 6 months		Latest 12 months	Full Year 2018
(Unaudited)	2019	2018	2019	2018
Airbag and Other products1)	$1,435.7	$1,437.9	$2,883.4	$2,877.5	$5,704.5	$5,698.6
Seatbelt products1)	719.0	773.6	1,445.3	1,574.9	2,850.0	2,979.6
Total net sales	$2,154.7	$2,211.5	$4,328.7	$4,452.4	$8,554.5	$8,678.2

Cost of sales	(1,755.0)	(1,771.8)	(3,550.2)	(3,552.4)	(6,964.7)	(6,966.9)
Gross profit	$399.7	$439.7	$778.5	$900.0	$1,589.8	$1,711.3

Selling, general & administrative expenses	(101.1)	(99.8)	(202.5)	(200.9)	(391.9)	(390.3)
Research, development & engineering expenses, net	(117.0)	(117.5)	(224.4)	(226.0)	(411.0)	(412.6)
Amortization of intangibles	(2.9)	(2.9)	(5.7)	(5.7)	(11.3)	(11.3)
Other (expense) income, net	(9.2)	9.6	(3.2)	5.1	(219.4)	(211.1)
Operating income	$169.5	$229.1	$342.7	$472.5	$556.2	$686.0

Income from equity method investments	0.2	1.3	1.2	2.6	2.2	3.6
Interest income	1.0	1.1	2.0	2.8	6.1	6.9
Interest expense	(17.5)	(13.7)	(35.5)	(27.3)	(74.3)	(66.1)
Other non-operating items, net	(2.4)	(7.7)	(6.0)	(11.6)	(12.4)	(18.0)
Income from Continuing Operations before income taxes	$150.8	$210.1	$304.4	$439.0	$477.8	$612.4

Income taxes	(41.4)	(16.9)	(83.5)	(86.7)	(231.7)	(234.9)
Net income from Continuing Operations	$109.4	$193.2	$220.9	$352.3	$246.1	$377.5

Loss from Discontinued Operations, net of income taxes	-	(159.1)	-	(195.8)	2.0	(193.8)
Net income	$109.4	$34.1	$220.9	$156.5	$248.1	$183.7
Less; Net income from Continuing Operations attributable to non-controlling interest	0.3	0.5	0.4	0.9	1.1	1.6
Less; Net loss from Discontinued Operations attributable to non-controlling interest	-	(3.6)	-	(8.3)	-	(8.3)
Net income attributable to controlling interest	$109.1	$37.2	$220.5	$163.9	$247.0	$190.4
Amounts attributable to controlling interest:
Net Income from Continuing Operations	$109.1	$192.7	$220.5	$351.4	$245.0	$375.9
Net Loss from Discontinued Operations, net of income taxes	-	(155.5)	-	(187.5)	2.0	(185.5)
Net income attributable to controlling interest	$109.1	$37.2	$220.5	$163.9	$247.0	$190.4
Earnings per share Continuing Operations2, 3)	$1.25	$2.20	$2.52	$4.02	$2.80	$4.31
Earnings per share Discontinued Operations2, 3)	$ -	$(1.77)	$ -	$(2.14)	$0.02	$(2.13)
Earnings per share2, 3)	$1.25	$0.43	$2.52	$1.88	$2.82	$2.18

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Consolidated Balance Sheets

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions, unaudited)	2019	2019	2018	2018	2018
Assets
Cash & cash equivalents	$406.4	$436.6	$615.8	$533.7	$507.5
Receivables, net	1,695.5	1,749.6	1,667.1	1,784.5	1,902.0
Inventories, net	736.1	741.1	757.9	758.7	709.7
Other current assets	214.2	183.8	244.6	271.2	254.6
Total current assets	$3,052.2	$3,111.1	$3,285.4	$3,348.1	$3,373.8
Property, plant & equipment, net	1,765.0	1,710.9	1,690.1	1,654.8	1,633.4
Investments and other non-current assets	386.7	384.3	323.5	331.3	352.4
Right-of-use assets - operating leases	165.0	147.3	–	–	–
Goodwill assets	1,388.8	1,388.3	1,389.9	1,391.0	1,391.9
Intangible assets, net	27.8	30.7	32.7	35.3	38.3
Total assets	$6,785.5	$6,772.6	$6,721.6	$6,760.5	$6,789.8
Liabilities and equity
Short-term debt	$366.8	$437.6	$620.7	$573.0	$605.6
Accounts payable	956.6	981.7	1,029.0	992.4	1,036.9
Other current liabilities	1,055.4	1,282.2	1,215.8	1,118.4	1,110.8
Operating lease liabilities - current	39.6	37.0	-	-	-
Total current liabilities	$2,418.4	$2,738.5	$2,865.5	$2,683.8	$2,753.3
Long-term debt	1,850.2	1,598.1	1,609.0	1,677.5	1,678.0
Pension liability	202.8	200.4	198.2	204.3	203.8
Other non-current liabilities	150.5	151.1	152.1	141.5	147.1
Operating lease liabilities - non-current	125.9	110.5	-	-	-
Total non-current liabilities	$2,329.4	$2,060.1	$1,959.3	$2,023.3	$2,028.9
Total parent shareholders’ equity	2,024.1	1,960.5	1,883.7	2,040.4	1,994.5
Non-controlling interest	13.6	13.5	13.1	13.0	13.1
Total equity	$2,037.7	$1,974.0	$1,896.8	$2,053.4	$2,007.6
Total liabilities and equity	$6,785.5	$6,772.6	$6,721.6	$6,760.5	$6,789.8

Consolidated Statements of Cash Flow

	Second quarter		First 6 months		Latest 12 months1)	Full Year 20181)
(Dollars in millions, unaudited)	2019	20181)	2019	20181)
Net income Continuing Operations	$109.4	$193.2	$220.9	$352.3	$246.1	$377.5
Net loss Discontinued Operations	-	(159.1)	-	(195.8)	2.0	(193.8)
Depreciation and amortization	85.9	113.5	176.0	223.3	349.8	397.1
Legal provision2)	-	-	-	-	-	210.0
Other, net3)	(198.8)	6.5	(209.6)	12.6	16.9	29.1
Changes in operating assets and liabilities4)	(17.1)	(106.7)	(54.2)	(329.4)	45.9	(229.3)
Net cash (used in) provided by operating activities	$(20.6)	$47.4	$133.1	$63.0	$660.7	$590.6
Capital expenditures, net	(127.8)	(164.7)	(235.8)	(304.0)	(486.6)	(554.8)
Acquisitions of businesses and other, net	–	–	–	(72.9)	-	(72.9)
Net cash used in investing activities	$(127.8)	$(164.7)	$(235.8)	$(376.9)	$(486.6)	$(627.7)
Net cash before financing5)	$(148.4)	$(117.3)	$(102.7)	$(313.9)	$174.1	$(37.1)
Net (decrease) increase in short-term debt	(77.7)	344.6	(250.8)	410.0	(305.4)	355.4
Issuance of long-term debt	245.2	582.2	245.2	582.2	245.2	582.2
Debt issuance costs	(0.3)	(2.6)	(0.3)	(2.6)	(0.3)	(2.6)
Dividends paid	(54.2)	(54.2)	(108.5)	(106.6)	(216.2)	(214.3)
Common stock options exercised	0.1	2.7	0.2	7.6	0.8	8.2
Dividend paid to non-controlling interests	–	(2.0)	–	(2.0)	(0.1)	(2.1)
Capital contribution to Veoneer	–	(979.7)	–	(979.7)	7.9	(971.8)
Net cash provided by (used in) financing activities	$113.1	$(109.0)	$(114.2)	$(91.1)	$(268.1)	$(245.0)
Effect of exchange rate changes on cash	5.1	(60.1)	7.5	(47.0)	(7.1)	(61.6)
Decrease in cash and cash equivalents	$(30.2)	$(286.4)	$(209.4)	$(452.0)	$(101.1)	$(343.7)
Cash and cash equivalents at period-start	436.6	793.9	615.8	959.5	507.5	959.5
Cash and cash equivalents at period-end	$406.4	$507.5	$406.4	$507.5	$406.4	$615.8

1) Including Discontinued Operations. 2) Including EC antitrust non-cash provision. 3) 2019 including EC antitrust non-cash provision and payment. 4) 2018 including separation cost. 5) Non-U.S. GAAP measure comprised of "Net cash (used in) provided by operating activities" and "Net cash used in investing activities".

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been rather volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on page 5 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions)	2019	2019	2018	2018	2018
Total current assets	$3,052.2	$3,111.1	$3,285.4	$3,348.1	$3,373.8
Total current liabilities1)	(2,418.4)	(2,535.3)	(2,655.5)	(2,683.8)	(2,753.3)
Working capital	$633.8	$575.8	$629.9	$664.3	$620.5
Cash and cash equivalents	(406.4)	(436.6)	(615.8)	(533.7)	(507.5)
Short-term debt	366.8	437.6	620.7	573.0	605.6
Derivative asset and liability, current	(3.5)	2.4	(0.8)	1.8	2.9
Dividends payable	54.1	54.0	54.0	54.0	54.0
Operating working capital	$644.8	$633.2	$688.0	$759.4	$775.5
1) March 2019 and December 2018 excluding the EC antitrust accrual.

Net Debt

As part of efficiently managing the Company’s overall cost of funds, Autoliv from time to time enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions)	2019	2019	2018	2018	2018
Short-term debt	$366.8	$437.6	$620.7	$573.0	$605.6
Long-term debt	1,850.2	1,598.1	1,609.0	1,677.5	1,678.0
Total debt	$2,217.0	$2,035.7	$2,229.7	$2,250.5	$2,283.6
Cash & cash equivalents	(406.4)	(436.6)	(615.8)	(533.7)	(507.5)
Debt issuance cost/Debt-related derivatives, net	0.3	8.1	4.9	7.6	8.6
Net debt	$1,810.9	$1,607.2	$1,618.8	$1,724.4	$1,784.7

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	June 30	December 31	June 30
(Dollars in millions)	2019	2018	2018
Net debt1)	$1,810.9	$1,618.8	$1,784.7
Pension liabilities	202.8	198.2	203.8
Debt per the Policy	$2,013.7	$1,817.0	$1,988.5

Net income2)	248.1	183.7	189.1
Less; Net loss, Discontinued Operations2)	(2.0)	193.8	466.8
Net income, Continuing Operations2)	$246.1	$377.5	$655.9
Income taxes2)	231.7	234.9	174.6
Interest expense, net2, 3)	68.2	59.2	50.8
Depreciation and amortization of intangibles2)	349.9	342.0	325.2
Antitrust related matters and capacity alignments2)	221.4	216.5	43.2
EBITDA per the Policy	$1,117.3	$1,230.1	$1,249.7

Leverage ratio	1.8	1.5	1.6

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income.

Free Cash Flow and Cash Conversion

Management uses the non-U.S. GAAP measure free cash flow to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow see the reconciliation table below. Management uses the non-U.S. GAAP measure cash conversion to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Second quarter		First 6 months		Second quarter	First 6 months
(Dollars in millions)	2019	20181)	2019	20181)	20182)	20182)
Net income	$109.4	$34.1	$220.9	$156.5	$193.2	$352.3
Changes in operating assets and liabilities3)	(17.1)	(106.7)	(54.2)	(329.4)	(79.0)	(263.5)
Depreciation and amortization	85.9	113.5	176.0	223.3	86.5	168.0
Other, net4)	(198.8)	6.5	(209.6)	12.6	0.3	25.2
Operating cash flow	$(20.6)	$47.4	$133.1	$63.0	$201.0	$282.0
Capital expenditure, net	(127.8)	(164.7)	(235.8)	(304.0)	(125.2)	(235.3)
Free cash flow5)	$(148.4)	$(117.3)	$(102.7)	$(241.0)	$75.8	$46.7
Cash conversion6)	(135.6)%	(344.0)%	(46.5)%	(154.0)%	39.2%	13.3%

1) Including Discontinued Operations. 2) For Q2 2018 and first 6 months 2018 management estimate for Continuing Operations based on operations that includes Discontinued Operations. 3) 2018 including separation cost. 4) 2019 including EC antitrust non-cash provision and payment. 5) Operating cash flow less Capital expenditures, net. 6) Free cash flow relative to Net income.

	Latest 12	Full year
(Dollars in millions)	Months1)	20181)
Net income	$248.1	$183.7
Changes in operating assets and liabilities2)	45.9	(229.3)
Depreciation and amortization	349.8	397.1
Other, net3)	16.9	239.1
Operating cash flow	$660.7	$590.6
Capital expenditure, net	(486.6)	(554.8)
Free cash flow4)	$174.1	$35.8
Cash conversion5)	70.2%	19.5%

1) Including Discontinued Operations. 2) 2018 including separation cost. 3) Including EC antitrust non-cash provision and payment. 4) Operating cash flow less Capital expenditures, net. 5) Free cash flow relative to Net income.

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Second quarter 2019			Second quarter 2018
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP
Operating income	$169.5	$13.7	$183.2	$229.1	$1.1	$230.2
Operating margin, %	7.9	0.6	8.5	10.4	0.0	10.4
Income before taxes from Continuing Operations	$150.8	$13.7	$164.5	$210.1	$1.1	$211.2
Net income attributable to controlling interest from Continuing Operations	$109.1	$11.0	$120.1	$192.7	$1.0	$193.7
Return on capital employed, %2)	18.3	1.4	19.7	21.2	0.1	21.3
Return on total equity, %3)	21.8	2.2	24.0	24.3	0.2	24.5
Earnings per share, Continuing Operations4, 5)	$1.25	$0.13	$1.38	$2.20	$0.02	$2.22

1) Excluding costs for capacity alignment and antitrust related matters. 2) Operating income and income from equity method investments, relative to average capital employed. 3) Net income relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	First 6 months 2019			First 6 months 2018
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP
Operating income	$342.7	$6.9	$349.6	$472.5	$2.3	$474.8
Operating margin, %	7.9	0.2	8.1	10.6	0.1	10.7
Income before taxes from Continuing operations	$304.4	$6.9	$311.3	$439.0	$2.3	$441.3
Net income attributable to controlling interest from Continuing operation	$220.5	$4.2	$224.7	$351.4	$1.7	$353.1
Capital employed	$3,849	$4	$3,853	$3,792	$2	$3,794
Return on capital employed, %2)	18.9	0.3	19.2	21.5	0.1	21.6
Return on total equity, % 3)	22.4	0.5	22.9	20.1	0.1	20.2
Earnings per share continuing operations, diluted4, 5)	$2.52	$0.05	$2.57	$4.02	$0.02	$4.04
Total parent shareholders' equity per share	$23.21	$0.05	$23.26	$22.90	$0.02	$22.92

1) Excluding costs for capacity alignment and antitrust related matters 2) Operating income and income from equity method investments continuing operations, relative to average capital employed.  3) Income from continuing operations relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Latest 12 months			Full year 2018
	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP
Operating margin, %	6.5	2.7	9.2	7.9	2.6	10.5

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments.

Items included in Non-U.S. GAAP adjustments	Second quarter 2019		Second quarter 2018
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$13.2	$0.15	$0.0	$-
Antitrust related matters	0.5	0.01	1.1	0.02
Total adjustments to operating income	$13.7	$0.16	$1.1	$0.02
Tax on non-U.S. GAAP adjustments1)	(2.7)	(0.03)	(0.1)	0.00
Total adjustments to net income	$11.0	$0.13	$1.0	$0.02

Weighted average number of shares outstanding - diluted		87.3		87.4

Return on capital employed2, 3)	$54.8		$4.4
Adjustment return on capital employed	1.4%		0.1%

Return on total equity4, 5)	$44.0		$4.0
Adjustment return on total equity	2.2%		0.1%

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized Q4 non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments, relative to average capital employed. 4) Income relative to average total equity. 5) After adjustment for annualized Q4 non-U.S. GAAP Net income adjustment.

Items included in Non-GAAP adjustments	First 6 months 2019		First 6 months 2018
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$13.1	$0.15	$1.2	$0.01
Antitrust related matters	(6.2)	(0.07)	1.1	0.01
Total adjustments to operating income	$6.9	$0.08	$2.3	$0.02
Tax on non-U.S. GAAP adjustments1)	(2.7)	(0.03)	(0.6)	0.00
Total adjustments to Income from Continuing operations	$4.2	$0.05	$1.7	$0.02

Weighted average number of shares outstanding - diluted		87.4		87.4

Return on capital employed2, 3)	$13.8		$4.6
Adjustment return on capital employed	0.3%		0.2%

Return on total equity4, 5)	$8.4		$3.4
Adjustment return on total equity	0.5%		0.2%

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 4) Income from Continuing Operations relative to average total equity. 5) After adjustment for annualized non-U.S. GAAP Net income adjustment.

Multi-year Summary

Continuing Operations unless noted

(Dollars in millions, except per share data)	2018	2017	2016	2015
Sales and Income
Net sales	$8,678	$8,137	$7,922	$7,636
Airbag sales1)	5,699	5,342	5,256	5,036
Seatbelt sales	2,980	2,794	2,665	2,599
Operating income	686	860	831	708
Net income attributable to controlling interest	376	586	558	443
Earnings per share (US$) – basic2)	4.32	6.70	6.33	5.03
Earnings per share (US$) – assuming dilution2, 3)	4.31	6.68	6.32	5.02
Gross margin, %4)	19.7	20.6	20.6	20.5
R,D&E net in relation to sales, %	(4.8)	(4.6)	(4.5)	(4.1)
S,G&A net in relation to sales, %	(4.5)	(5.0)	(5.0)	(4.8)
Operating margin, %5)	7.9	10.6	10.5	9.3
Adjusted operating margin, %[6], 7, 8)	10.5	11.1	10.9	11.5
Balance Sheet
Operating working capital	478	581	488	525
Days receivables outstanding9)	71	76	70	71
Days inventory outstanding10)	35	35	32	31
Total equity	1,897	4,169	3,926	3,468
Total parent shareholders’ equity per share (US$)	21.63	46.38	41.69	39.22
Current assets excluding cash	2,670	2,598	2,269	2,259
Property, plant and equipment, net	1,690	1,609	1,329	1,265
Intangible assets (primarily goodwill)	1,423	1,440	1,430	1,445
Capital employed	3,516	4,538	4,225	3,670
Net debt8)	1,619	368	299	202
Total assets	6,722	6,947	6,565	6,518
Long-term debt	1,609	1,311	1,313	1,499
Operating working capital in relation to sales, %	5.5	7.1	6.2	6.9
Return on capital employed, %[1][1], 12)	17	n/a	n/a	n/a
Return on total equity, %[1][2], 13)	13	n/a	n/a	n/a
Total equity ratio, %	28	49	48	46
Cash flow
Operating cash flow[1]4)	591	936	868	751
Depreciation and amortization[1]4)	397	426	383	319
Capital expenditures, net[1]4)	555	570	499	450
Capital expenditures, net in relation to sales, %[1]4)	5.7	5.5	4.9	4.9
Free cash flow[6], 8, [1][4], 15)	36	366	369	301
Cash conversion, %[6], 8, [1][4], 16)	19.5	120.8	65.7	65.8
Direct shareholder return[1][4], 17)	(214)	(366)	(203)	(300)
Cash dividends paid per share (US$)	2.46	2.38	2.30	2.22
Other data
Number of shares outstanding (million)[1]8)	87.1	87.0	88.2	88.1
Number of employees, December 31	57,700	56,700	55,800	51,300

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Unaudited. 7) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. Non-U.S. GAAP measure, see reconciliation table. 8) Non-US GAAP measure, for reconciliation see tables above. 9) Outstanding receivables relative to average daily sales. 10) Outstanding inventory relative to average daily sales. 11) Operating income and income from equity method investments, relative to average capital employed. 12) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 13) Income relative to average total equity. 14) Including Discontinued Operations. 15) Operating cash flow less Capital expenditures, net. Non-U.S. GAAP measure, see reconciliation table. 16) Free cash flow relative to Net income. Non-U.S. GAAP measure, see reconciliation table. 17) Dividends paid and Shares repurchased. 18) At year end, excluding dilution and net of treasury shares.